EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated June 4, 1996, except for Note 22 as for which the date was July 12, 1996 on our audit of the consolidated financial statements of Evans Environmental Corporation as of March 31, 1996, and for the years ended March 31, 1996 and 1995, appearing in the Company's Annual Report on Form 10-KSB for the year ended March 31, 1996. We also consent to the reference to our firm under the caption "Experts".


/s/ COOPERS & LYBRAND L.L.P.

Miami, Florida
October 9, 1996